EXHIBIT 99.1

Contact:	Lauri Wilks
Sarah Ackerman
704-455-3239

—For Immediate Release—

Speedway Motorsports Inc. Announces Successful Private Placement of

$230 Million 6¾% Senior Subordinated Notes due 2013

CONCORD, NC (May 16, 2003) – Speedway Motorsports Inc. (NYSE: TRK) announced today that it closed on the private placement of $230 million 6¾% Senior Subordinated Notes due 2013 (the “New Notes”). As the offering is a private placement, it was not made to the general public. Only qualified institutional buyers participated in the offering.

Concurrent with the issuance of the New Notes the Company also refinanced its existing back credit facility. The new lending arrangement provides for a $250 million revolving credit facility and a $50 million term loan.

The net proceeds from the New Notes, together with drawings under the credit facility and cash on hand, will be used to redeem the Company’s existing $250 million 8½% Senior Subordinated Notes due 2007, which have been called for redemption (the “Existing Notes”), including the payment of redemption premium and accrued interest, and to pay related fees and expenses. The replacement of the Existing Notes with the New Notes is essentially a refinancing of the Existing Notes.

The New Notes have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the New Notes was structured to allow secondary market trading under Rule 144A and Regulation S under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering sold would be unlawful.

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiary, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which produces, distributes and broadcasts over 450 syndicated motorsports programs each year to an aggregate nationwide network of more than 725 radio stations. For more information, visit the Company’s website at www.gospeedway.com.

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